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                               CERTIFICATE OF OWNERSHIP

                                    AND MERGER OF

                                 WAVETEK CORPORATION

                                         INTO

                               TORREY INVESTMENTS INC.


         (Pursuant to Section 253 of the General Corporation Law of Delaware)

         Torrey Investments Inc., a corporation incorporated on the 28th day of January, 1991, pursuant to the provisions of the General Corporation Law of the State of Delaware:

         DOES HEREBY CERTIFY that this corporation owns 100% of the capital stock of Wavetek Corporation, incorporated on the 12th day of June, 1991, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that this corporation, by a resolution of its Board of Directors duly adopted by unanimous consent on the 19th day of September, 1995, determined to and did merge into itself said Wavetek Corporation, which resolution is in the following words to wit:

         WHEREAS this corporation lawfully owns 100% of the outstanding stock of Wavetek Corporation, a corporation organized and existing under the laws of the State of Delaware, and

         WHEREAS this corporation desires to merge into itself the said Wavetek Corporation, and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

         NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said Wavetek Corporation and assume all of its liabilities and obligations, with this corporation being the surviving corporation, and

         FURTHER RESOLVED, that the president or a vice-president, and the secretary or assistant secretary of this corporation be and they hereby are directed to make and execute, under the corporate seal of this corporation, a certificate of ownership setting forth a copy of the resolution to merge said Wavetek Corporation and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary

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of the State of Delaware, and a certified copy thereof in the office of the
Recorder of Deeds of Newcastle County; and

         FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger; and

         FURTHER RESOLVED, that the Board of Directors of this corporation declare it advisable to amend Article First of the Certificate of Incorporation of said corporation so that as amended, said Article shall read as follows:

              "FIRST.  The name of the corporation is Wavetek Corporation."

         IN WITNESS WHEREOF, said Torrey Investments Inc. has caused its corporate seal to be affixed and this certificate to be signed by Terence J. Gooding, its President and attested by Vickie L. Capps, its Secretary, this 21st day of September, 1995.


                             TORREY INVESTMENTS INC.


                             By:   /s/ Terence J. Gooding
                                 -------------------------------
                                     President


                         Attest:   /s/ Vickie L. Capps
                                 -------------------------------
                                     Secretary


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